UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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NETGEAR, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETGEAR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 15, 2007
10:00 a.m. local time

To Our Stockholders:

The 2007 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Wednesday, May 15, 2007 at 10:00 a.m. local time at our executive offices at 4500 Great America Parkway, Santa Clara, California 95054 for the following purposes:

1. To elect eight (8) directors to serve until the next Annual Meeting of Stockholders;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, March 30, 2007 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 4500 Great America Parkway, Santa Clara, California 95054. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in the accompanying reply envelope. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer

Santa Clara, California
April 16, 2007

YOUR VOTE IS IMPORTANT
PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

NETGEAR, INC.

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of NETGEAR, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2007 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Tuesday, May 15, 2007 at our executive offices located at 4500 Great America Parkway, Santa Clara, California 95054.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR”, “we,” “us” or “our”. The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2006.

We are sending the proxy materials on or about April 16, 2007 to all of our stockholders as of the record date, March 30, 2007. Stockholders who owned NETGEAR common stock at the close of business on March 30, 2007 are entitled to attend and vote at the annual meeting. On the record date, we had approximately 34,431,103 shares of our common stock issued and outstanding. We had 27 stockholders of record as of the record date and our common stock was held by approximately 9,300 beneficial owners.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The two proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” and “Proposal Two.” Each share of NETGEAR common stock you own entitles you to one vote. The enclosed proxy card indicates the number of shares you own. You can vote by returning the enclosed proxy card and proxy in the envelope provided, or by attending the annual meeting and voting in person at the annual meeting.

Methods of Voting

Voting by Mail.  By signing and returning the proxy card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Accounting Officer, Christine M. Gorjanc, who are named on the proxy card as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2007.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the proxy statement and the annual report on Form 10-K for the year ended December 31, 2006 to certain stockholders who share an address unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing our Company Secretary at NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054, or calling our Company Secretary at (408) 907-8000. You may receive a copy of the exhibits to NETGEAR’s Annual Report on Form 10-K for the year ended December 31, 2006 by sending a written request to NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054, Attn: Corporate Secretary.

Voting in Person at the Meeting.  If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•	provide written notice of the revocation to Albert Y. Liu, our Vice President, Legal and Corporate Development and Company Secretary, at NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

Proposal One — Election of Directors.  The eight director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by striking a line through the name(s) of such nominees on your proxy card.

Proposal Two — Ratification of PricewaterhouseCoopers LLP as Independent Auditors.  Ratification of PricewaterhouseCoopers LLP as our independent auditors will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on the proposal to ratify PricewaterhouseCoopers LLP as our independent auditors.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants, your abstention will have the same effect as a vote against that proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on Proposals One (Election of Directors) and Two (Ratification of Appointment of Independent Auditors), which are routine matters.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Vice President, Legal and Corporate Development and Company Secretary, Albert Y. Liu, to tabulate the proxies and act as inspector of the election.

Deadline for Receipt of Stockholder Proposals for 2008 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2008 Annual Meeting of Stockholders must be received by us no later than December 18, 2007 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2008 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company’s proxy statement. The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2008 annual meeting is March 2, 2008, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2008 annual meeting.

In addition, our bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. To be timely, a stockholder’s notice shall be delivered no less than 120 days prior to the date of annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year’s annual meeting, which is January 24, 2008 in connection with our 2008 Annual Meeting of Stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received not later than the tenth business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. A stockholder’s notice shall include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of our stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, if a stockholder wishes to nominate a candidate for director, the stockholder’s notice shall also include the following information for the candidate: (i) name, age, business address and residence address, (ii) principal occupation or employment of such nominee, (iii) class and number of shares of our stock beneficially owned by such nominee, (iv) description of all arrangements between the stockholder and the nominee and (v) any other information required by the 1934 Act (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). A copy of the full text of our bylaws is available from our Corporate Secretary upon written request. Proposals should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054.

Nomination of Director Candidates

The Nominating and Corporate Governance Committee considers candidates for board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders by submitting: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual board members or management. See “Election of Directors — Policy for Director Recommendations and Nominations” for additional information.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “Deadline for Receipt of Stockholder Proposals for 2008 Annual Meeting.”

Stockholder Communications to Directors

Stockholders may communicate directly with our Board of Directors by writing to them c/o NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054. Unless the communication is marked “confidential”, our Company Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received,” but will not be reviewed by the Company Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters directed directly to the Audit Committee, our Company Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company’s stockholder communications log.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Ralph E. Faison, A. Timothy Godwin, Jef Graham, Linwood A. Lacy, Jr., George G. C. Parker, Gregory J. Rossmann and Julie A. Shimer. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2008, and until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Vote Required

If a quorum is present and voting, the eight nominees receiving the highest number of votes will be elected to our Board of Directors. Abstentions are not counted in the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may have the authority to vote your shares. Stockholders are not entitled to cumulative voting in the election of directors.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of March 2, 2007, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

			Director
Name	Age	Office	Since

Patrick C.S. Lo	50	Chairman and Chief Executive Officer/Nominee	2000
Ralph E. Faison	48	Director/Nominee	2003
A. Timothy Godwin	57	Director/Nominee	2003
Jef Graham	51	Director/Nominee	2005
Linwood A. Lacy, Jr.	61	Director/Nominee	2002
George G. C. Parker	67	Director/Nominee	2007
Gregory J. Rossmann	45	Director/Nominee	2002
Julie A. Shimer	54	Director/Nominee	2007

Patrick C.S. Lo has served as Chairman of our Board of Directors since March 2002 and our Chief Executive Officer since March 2000. From September 1999 to March 2002, he served as our President, and since our inception in 1996 to September 1999, he served as Vice President and General Manager. Mr. Lo joined Bay Networks, a networking company, in August 1995 to launch a division targeting the small business and home markets and established the NETGEAR division in January 1996. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, a computer and test equipment company, where he served in various management positions in software sales, technical support, network product management, sales support and marketing in the United States and Asia, including as the Asia/Pacific marketing director for Unix servers. Mr. Lo received a B.S. degree in Electrical Engineering from Brown University.

Ralph E. Faison has served as one of our directors since August 2003. From February 2003 to the present, Mr. Faison has served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to the present, Mr. Faison has also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T’s wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in marketing from Georgia State University and a M.S. degree in management as a Sloan Fellow from Stanford University.

A. Timothy Godwin has served as one of our directors since August 2003. Mr. Godwin currently is a private investor. From July 1989 to January 1997, Mr. Godwin worked at Tech Data Corporation, an information technology products distributor, in various capacities including serving as a member of its Board of Directors, Vice Chairman focusing on worldwide finance and administration, President and Chief Operating Officer, Chief Financial Officer and Senior Vice President of Finance. From 1974 to June 1989, Mr. Godwin was employed by Price Waterhouse (now part of PricewaterhouseCoopers LLP), most recently as an audit partner from July 1987 to June 1989. Mr. Godwin is a Certified Public Accountant and received a B.S. degree in Accounting from the University of West Florida.

Jef Graham has served as one of our directors since July 2005. From January 2006 to the present, Mr. Graham has served as the Chairman and CEO of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 through January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and CEO of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the CEO of Trident Systems, a document management systems integrator. Mr. Graham has also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University, United Kingdom.

Linwood A. Lacy, Jr. has served as one of our directors since September 2002. Mr. Lacy currently is a private investor. From July 1998 to July 2001, Mr. Lacy served as Chairman of 4Sure.com, a direct marketer of computer and technology products. From October 1996 to October 1997, Mr. Lacy served as President and Chief Executive Officer of Micro Warehouse Incorporated, a microcomputer direct-marketing company. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From April 1996 to May 1996, Mr. Lacy served as Vice Chairman of Ingram Industries Inc.; from June 1995 to April 1996, he served as its President and Chief Executive Officer; and from December 1993 to June 1995, he served as its President. Mr. Lacy is a director of EarthLink, Inc., a public Internet technology company, as well as a director of several private companies, including Ingram Industries Inc. Mr. Lacy received both a B.S. degree in Chemical Engineering and an M.B.A from the University of Virginia.

George G. C. Parker, Ph.D. has served as one of our directors since January 2007. Professor Parker has been a distinguished member of the faculty of Stanford University’s Graduate School of Business since 1973 and is currently the Dean Witter Distinguished Professor of Finance (Emeritus). He is also Director of the Financial Management Program and the Finance and Accounting for Non-financial Executives Program. At Stanford, Professor Parker has held a series of senior positions, including Senior Associate Dean for Academic Affairs, Director of the MBA Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives. Professor Parker is a member of the Board of Directors of BGI Mutual Funds, an investment company, Continental Airlines, a global airline, First Republic Bank, a bank and wealth management firm, Tejon Ranch Company, a real estate development company and Threshold Pharmaceuticals, Inc., a biotechnology company. Professor Parker holds an MBA and Ph.D. degree from the Stanford Graduate School of Business and a B.S. degree from Haverford College.

Gregory J. Rossmann has served as one of our directors since February 2002. From April 2000 to the present, Mr. Rossmann has served as a Managing Director of Pequot Capital Management, Inc. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer is presently the president and CEO of Welch Allyn, a leading manufacturer of frontline medical products and solutions. Prior to Welch Allyn, Dr. Shimer served as president and CEO of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is a member of the

Board of Directors of Welch Allyn and several other private foundations. Dr. Shimer is also a member of the Society of Women Engineers, Institute of Electrical and Electronics Engineers, the Healthcare Information and Management Systems Society and the Forum of Women Entrepreneurs and Executives. Dr. Shimer holds a B.S. degree in physics from Rensselaer Polytechnic Institute and master’s and doctorate degrees in electrical engineering from Lehigh University.

There are no family relationships between any director or executive officer. Our Board of Directors has determined that Messrs. Faison, Godwin, Graham, Lacy, Jr., Parker and Rossmann and Ms. Shimer are independent under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. We strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2006 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance.

Vote Required and Board of Directors’ Recommendation

The nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of 10 meetings during 2006. Our Board of Directors has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each member of the committees meets the independence standards of Rule 4200(a)(15) of the Nasdaq Stock Market and applicable independence rules of the Securities and Exchange Commission. A majority of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Mr. Lacy has served as the lead independent director since April 2006. All of our directors attended at least 75% of the meetings of our Board of Directors and any applicable committee on which they served held while they were members of our Board of Directors or the applicable committee.

	Date of	Members at		Meetings
Committee	Inception	the End of 2006	Committee Functions	Held in 2006

Audit	2000	A. Timothy Godwin Linwood A. Lacy, Jr. Ralph F. Faison* George G. C. Parker*	• Reviews internal accounting procedures • Appoints independent auditors • Reviews results of independent audit • Determines investment policy and oversees its implementation	10
Compensation	2000	Ralph E. Faison Jef Graham Gregory J. Rossmann Julie A. Shimer**	• Administers our stock option plans • Recommends compensation of executive officers and directors • Reviews and recommends general policies relating to compensation and benefits	7
Nominating and Corporate Governance	2004	Linwood A. Lacy, Jr. A. Timothy Godwin Jef Graham

• Recommends nomination of board members
• Assists with succession planning for executive management positions
• Oversee and evaluate board performance
• Evaluate composition, organization and governance of board and its committees
				No formal meetings of committee separate from meetings of entire board

*	Effective as of January 12, 2007, Mr. Parker was appointed to, and concurrently Mr. Faison resigned from, the Audit Committee.

**	Effective as of March 2, 2007, Ms. Shimer was appointed to the Compensation Committee.

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available on the investor relations section of our website at www.netgear.com. Our Audit Committee currently consists of Messrs. Godwin, Lacy, Jr. and Parker. Our Board of Directors has determined that each of Messrs. Godwin, Lacy, Jr., and Parker is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. Our Board of Directors has determined that Messrs. Godwin, Lacy, Jr., and Parker are “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the 1934 Act. Mr. Godwin serves as chairman of our Audit Committee.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available on the investor relations section of our website at www.netgear.com. Our Compensation Committee currently consists of Messrs. Faison, Graham, Rossmann and Ms. Shimer, each of whom is a non-management member of our Board of Directors. Mr. Faison serves as chairman of our Compensation Committee.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current Nominating and Corporate Governance Committee charter is available on the investor relations section of our website at www.netgear.com. Our Nominating and Corporate Governance Committee currently consists of Messrs. Godwin, Graham and Lacy, Jr. None of the current members of the Nominating and Corporate Governance Committee is an employee of NETGEAR and each is independent under the listing requirements of the Nasdaq Stock Market. Mr. Lacy, Jr. serves as chairman of the Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders by submitting: the candidate’s name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person’s ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “General Information — Deadline for Receipt of Stockholder Proposals for 2008 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board; and

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee approves the nominees for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page on our company website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the members of the Board are independent directors, as defined by the Nasdaq Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than Board and Committee compensation.

•	Mr. Lacy has served as the lead independent outside director since April 2006.

•	The independent directors of the Board meet regularly without the presence of management.

•	The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics. We will post any amendments to, or waivers from, our code of ethics on our website.

•	Directors stand for re-election every year.

•	The Audit, Compensation and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•	As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•	Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2006 Annual Meeting of Stockholders, all of our directors who was a director at that time was in attendance.

•	Directors and officers are encouraged to hold and own common stock of the company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

Director Compensation

Effective January 1, 2007, our non-employee directors receive a $25,000 annual retainer. The chairman of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairman of our other committees is also paid an additional annual retainer of $4,000. Retainers are paid on a quarterly basis at the end of each quarter.

Our non-employee directors receive $1,000 per meeting and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairman of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairman of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis at the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period. On an annual basis, a non-employee director who has been with us for at least six months at the time of the Company’s annual stockholder meeting is eligible to receive an annual grant of 4,000 restricted stock units, which will be fully vested on the date of the next year’s annual stockholder meeting.

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2006 fiscal year.

	Fees Earned	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)(2)	($)(3)	($)

Ralph E. Faison(4)	$28,500	$79,380	$66,239	$174,119
A. Timothy Godwin(4)	$49,000	$79,380	$81,265	$209,645
Jef Graham(4)	$17,000	$79,380	$65,553	$161,933
Linwood A. Lacy, Jr.(4)	$22,000	$79,380	$95,848	$197,228
Gerald A. Poch(1)	$10,000	$—	$28,672	$38,672
Gregory J. Rossman(4)	$17,000	$79,380	$28,672	$125,052

(1)	Mr. Poch served as one of our directors through May 23, 2006.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2006 related to all outstanding non-option stock awards (restricted stock units), as described in Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. As of December 31, 2006, each Director has the following number of restricted stock units outstanding: Ralph E. Faison, 6,000 units; A. Timothy Godwin, 6,000 units; Jef Graham, 6,000 units; Linwood A. Lacy, Jr., 6,000 units; Gerald A. Poch, 0 units and Gregory J. Rossmann, 6,000 units.

(3)	The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2006 related to all outstanding option stock awards, as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. As of December 31, 2006, each Director has the following number of options outstanding: Ralph E. Faison, 55,000; A. Timothy Godwin, 65,000; Jef Graham, 25,000; Linwood A. Lacy, Jr., 91,250; Gerald A. Poch, 0 and Gregory J. Rossmann, 0.

(4)	Each of these directors were issued 6,000 restricted stock units on May 23, 2006, which vest entirely on the date of the next annual meeting of the stockholders. Each of these awards had a grant date fair value of $136,080.

Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock, and our executive officers to own NETGEAR common stock with a value equal to a multiple of the officer’s salary level. Under the guidelines, our Chief Executive Officer is expected to eventually own approximately five times his annual base salary. Other executive officers are expected to achieve ownership levels equal to approximately one to three times base salary. Directors and officers have a five year period in which to achieve the required compliance level.

Compensation Committee Interlocks and Insider Participation

During 2006, our Compensation Committee consisted of Messrs. Faison, Graham and Rossmann and Mr. Poch through May 23, 2006, each of whom is a non-management member of our Board of Directors. Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. No interlocking relationship exists between any member of our Compensation Committee and any other member of our Board of Directors or Compensation Committee.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent auditors, to audit our financial statements for the fiscal year ending December 31, 2007 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2006. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2006 and December 31, 2005:

Fee Category	2006 Fees	2005 Fees

Audit Fees	$1,286,257	$1,087,420
Audit-Related Fees	34,820	—
Tax Compliance Fees	176,093	57,852
Tax Consulting Fees	211,312	135,413
All Other Fees	1,600	1,500

Total Fees	$1,710,082	$1,282,185

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, financial accounting and reporting standards.

Tax Compliance Fees.  Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services.

Tax Consulting Fees.  Consists of fees billed for professional services for tax advice and tax planning.

All Other Fees.  Consists of fees billed for product provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2007 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP’s qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Compliance Fees,” “Tax Consulting Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent auditors.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 2, 2007 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. The column entitled “Number of Shares Beneficially Owned” excludes the number of shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after March 2, 2007. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of March 2, 2007 is listed separately under the column entitled “Number of Shares Underlying Options Beneficially Owned.” These shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Percentage of beneficial ownership is based upon 34,397,804 shares of our common stock outstanding as of March 2, 2007 and the shares of common stock subject to options held by the beneficial owner that are currently exercisable within 60 days of March 2, 2007. The address for those individuals for which an address is not otherwise provided is c/o NETGEAR, Inc., 4500 Great America Parkway, Santa Clara, California 95054. Unless otherwise indicated, we believe the stockholders listed have sole voting or investment power with respect to all shares, subject to applicable community property laws.

		Number of
		Shares
	Number of	Underlying	Percentage of
	Shares	Options	Total Shares
	Beneficially	Beneficially	Beneficially
Name and Address	Owned	Owned	Owned

5% Stockholders:
Barclays Global Investors(1)	1,922,165	—	5.6%
FMR Corp.(2)	5,059,498	—	14.7%
Royce & Associates, LLC(3)	2,581,299	—	7.5%
Executive Officers and Directors:
Patrick C.S. Lo(4)	288,349	412,173	2.0%
Jonathan R. Mather(5)	6,514	68,486	*
Michael F. Falcon(6)	4,719	25,243	*
Charles T. Olson(7)	4,949	27,916	*
Christine M. Gorjanc(8)	372	50,000	*
David S. Soares(9)	10,220	64,080	*
Ralph E. Faison	2,000	55,000	*
A. Timothy Godwin(10)	10,415	65,000	*
Jef Graham	—	8,334	*
Linwood A. Lacy, Jr.	95,000	91,250	*
George G. C. Parker	—	—	—
Gregory J. Rossmann	—	—	—
Julie A. Shimer	—	—	—
All current directors and executive officers as a group (16 persons)(11)	418,740	958,764	3.9%

*	Less than 1%

(1)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, by Barclays Global Investors, N.A. (“Barclays NA”), Barclays Global Fund Advisors (“Barclays Fund”) and Barclays Global Investors Limited (“Barclays Limited). Consists of 1,009,637 shares beneficially owned by Barclays NA, 891,053 shares beneficially owned by Barclays Fund and 21,475 shares beneficially owned by Barclays Limited. The address of the reporting persons is 45 Fremont Street, San Francisco, CA 94105.

(2)	Based on information contained in an Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007, by FMR Corp. (“FMR”), Edward C. Johnson 3rd, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund (“Fidelity Fund”). Fidelity is a wholly owned subsidiary of FMR and, as an investment advisor, is deemed to beneficially own 4,792,398 shares or approximately 14.2% of NETGEAR’s common stock as a result of acting as investment advisor to various investment companies including the Fidelity Fund, which is deemed to beneficially own 3,340,057 shares or approximately 9.9% of NETGEAR’s common stock. Mr. Johnson, along with other members of the Johnson family, through their ownership of Series B voting shares of common stock of FMR and the execution of a shareholders’ voting agreement, are deemed to be a controlling group under the Investment Company Act of 1940 with respect to FRM and, thus, Mr. Johnson is deemed to beneficially own 4,792,398 shares or 14.2% of NETGEAR’s common stock. The address of the reporting persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, by Royce & Associates, LLC. The address of the reporting person is 1414 Avenue of the Americas, New York, NY 10019.

(4)	Shares beneficially owned by Mr. Lo include (1) 35,933 shares held of record by The Patrick C.S. Lo Grantor Retained Annuity Trust, (2) 230,112 shares held of record by The Patrick and Emily Lo Revocable Living Trust Dated 4-7-99, (3) 8,118 shares held of record by The Daphne T. W. Lo 2002 Irrevocable Education Trust, (4) 8,118 shares held of record by The Kai W. Lo 2002 Irrevocable Education Trust, and (5) 6,068 shares held of record by Mr. Lo. Shares underlying options beneficially owned by Mr. Lo include 50,000 shares that are subject to resale restrictions.

(5)	Mr. Mather served as our Executive Vice President and Chief Financial Officer until November 30, 2006. Shares underlying options beneficially owned by Mr. Mather include 25,000 shares that are subject to resale restrictions.

(6)	Shares underlying options beneficially owned by Mr. Falcon include 10,000 shares that are subject to resale restrictions.

(7)	Shares underlying options beneficially owned by Mr. Olson include 10,000 shares that are subject to resale restrictions.

(8)	Shares underlying options beneficially owned by Ms. Gorjanc include 37,500 shares that are subject to resale restrictions.

(9)	Shares underlying options beneficially owned by Mr. Soares include 17,500 shares that are subject to resale restrictions.

(10)	Shares are held of record by the Maureen A. Godwin Family Trust.

(11)	Shares underlying options beneficially owned by all current officers and directors as a group include 131,000 shares that are subject to resale restrictions.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, our Board of Directors believes that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are important factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team, in attaining key operating objectives, such as growth of sales, growth of operating earnings and earnings per share, growth or maintenance of market share, long-term competitive advantage, and ultimately, in attaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

Designing a Competitive Compensation Package

Recruitment and retention of our executive management require a competitive compensation package. Our Compensation Committee’s (the “Committee”) approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group consists of 13 publicly traded companies from the computer peripheral and communications equipment industries and of comparable size to us: 3Com Corp., Avocent Corp., Brocade Communications Systems, Inc., Digi International, Inc., Emulex Corp., Extreme Networks, Inc., Foundry Networks, Inc., Juniper Networks, Inc., Keytronic Corp., McData Corp., MRV Communications, inc., Network Equipment Technologies, Inc. and Radisys Corp. Statistical analysis is used to adjust all market compensation data to reflect the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the market. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values.

The Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company. The consultant conducts regular reviews of total compensation of the Company’s executive group. The consultant also provides advice with respect to other executive and board compensation issues that might arise during the year.

In determining the appropriate individual compensation levels for executives, the Committee considers the Peer Group compensation data as well as the individual’s tenure, experience, skills, and individual and Company performance. Compensation levels for all executives, except our CEO, are developed by the Committee in consultation with our CEO and the compensation consultant. The Committee engages in an active dialogue with our CEO concerning the Company’s strategic objectives and performance targets. The Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the executive officers. In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management, present. The Committee then presents its recommendation for executive compensation to the independent members of the Board for final review and approval.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally at the median of the Peer Group to facilitate a competitive recruitment and retention strategy. As a result, base salary for senior executives is generally set at approximately the 50th percentile of the Peer Group with individual variations based on job scope, tenure, retention risk and other factors relevant to the Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Base salaries are generally reviewed by the Committee and approved annually by the independent members of the Board in the first quarter of the year. For 2006, base salary for the named executive officers were set at approximately the median of the Peer Group, resulting in percentage salary increases for the Company’s named executive officers ranging from 2.3% to 25.0% effective as of January 1, 2006. For 2007, base salary for the named executive officers were again set at approximately the median of the Peer Group, resulting in percentage salary increases for the Company’s named executive officers ranging from 6.3% to 12.2% effective as of January 1, 2007.

We provide various employee benefit programs to our executive officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. These benefit programs are generally available to all our employees.

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year’s performance and equity awards that generally vest over four years to reward long-term performance.

Annual Incentive Plan.  All of our employees, including our executive officers, participate in an annual incentive plan. Each commissioned employee, including our sales executives, participates under an annual sales commission plan and is eligible to receive a cash commission based upon the achievement of certain yearly sales goals and objectives and of individual objectives, in each case established at the beginning of the calendar year. Each non-commissioned employee, including our non-sales executives, participates under our annual bonus plan and is eligible to receive a cash bonus primarily based upon the level of annual operating income achieved by the Company and the achievement of individual objectives, in each case established at the beginning of the calendar year. Bonuses under the annual bonus plan are paid only after the filing of our annual report on Form 10-K for that calendar year is completed, which is generally in the first quarter of the following year.

Under his 2006 annual sales commission plan, Mr. Soares was eligible to receive a sales commission based upon a modified measure of profit contribution achieved by the Company as measured on a quarterly basis, with a target objective in part derived from the Company’s 2006 annual operating plan that is approved by our Board at the beginning of 2006. The commission plan also provides for the ability of Mr. Soares to earn up to three to five times the commission rate for overachieving above the target measure of profit contribution. There is no cap on the amount of commission that may be earned under the plan. The amount of the earned commission is calculated and paid on a quarterly basis. Based on the Company’s performance in 2006, Mr. Soares received an earned commission of $168,873.

Under the 2006 annual bonus plan, each participating executive officer was eligible to receive an incentive bonus of between 17.5% and 100% of his or her base salary based upon the level of annual operating income achieved by the Company, provided however, that a minimum operating income threshold must be achieved before any bonus is earned. The bonus target is set at 40% of base salary and is based upon us achieving the annual operating income target under our 2006 annual operating plan reviewed and approved by our Board of Directors at the beginning of 2006. The Company believes that the target performance goal was set at an appropriate level based on market and industry expectations and that it was realistic and achievable. In addition, once the eligible bonus is determined based upon the level of annual operating income achieved, 40% of such bonus is then conditional upon the executive’s achievement of his or her individual annual objectives. In 2006, based on the Company’s level of annual operating income achieved, the eligible incentive bonus for executives under the 2006 annual bonus plan was approximately 36.2% of base salary. After further taking into account the achievement of individual annual objectives and the adjustment of the target bonus level to bring it closer to the 50th percentile of the market, the independent members of our Board approved additional amounts for the named executive officers above the base 36.2% bonus rate in the amount of $61,688 for Patrick C.S. Lo, $7,418 for Christine M. Gorjanc, and $8,438 for Michael F. Falcon. In total, the Board approved the following bonuses: Patrick C.S. Lo, $252,000, Jonathan R. Mather, $97,562, Christine M. Gorjanc, $90,000, Charles T. Olson, $87,000, and Michael F. Falcon, $90,000. The bonuses were paid in the first quarter of 2007, immediately after the filing of the Company’s 2006 Form 10-K annual report with the Securities and Exchange Commission. In addition, the independent members of our Board approved a special bonus of $378,000 for Mr. Lo payable on December 31, 2007, provided that Mr. Lo is still employed with us at that time.

Based on the Committee’s review of the competitive market data, under the 2007 annual bonus plan, the Chief Executive Officer has a bonus target of 80% of his base salary and each other participating executive officer has a bonus target of 50% of his or her base salary, in order to bring the target annual incentive levels closer to the 50th percentile of the market. The 2007 bonus target is based upon us achieving the annual operating income target under our 2007 annual operating plan reviewed and approved by our Board of Directors at the beginning of 2007. The Company believes that the target performance goal has been set for 2007 at an appropriate level based on market and industry expectations and that it is realistic and achievable for 2007.

Equity Awards.  We provide long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our 2006 Long Term Incentive Plan (“2006 Plan”). Equity grants are periodically granted under the 2003 Plan and the 2006 Plan to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards.

With respect to the size of the equity awards granted to our executive officers, the Compensation Committee considers the executive’s position, the executive’s individual performance, the number of equity awards held (if any), the extent to which those equity awards are vested and any other factors that our Board of Directors may deem relevant. The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our executive officers are only granted during a Board meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates.

As part of the annual compensation review in the first quarter, we generally provide annual refresh equity awards to our executive officers for that year. In 2006, annual refresh equity grants to named executive officers were delayed until after the affirmative approval by our stockholders of the new 2006 Plan at our annual meeting in May 2006. The named executive officers received a combination of option and restricted stock unit awards, as detailed in the Grants of Plan-Based Awards table below. Ms. Gorjanc received an additional grant in October 2006 related to her promotion to Chief Accounting Officer. In the first quarter of 2007, we provided annual refresh option and restricted stock unit awards to our named executive officers at a level that targeted their total compensation to be at the median of the Peer Group.

We have also adopted stock ownership guidelines for our executive officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to eventually own approximately five times his annual base salary. Other executive officers are expected to achieve ownership levels equal to approximately one to three times base salary. Executive officers have a five year period in which to achieve the required compliance level. Shares owned directly by the executive, unvested restricted stock units, and shares held in a Section 401(k) or deferred compensation account are counted toward the guidelines. All of our current named executive officers are in compliance with the guidelines.

Setting the Pay Mix

The Committee emphasizes performance-based compensation, at risk and dependent directly on results, for our executive team. Comparing the major elements of total compensation, on average base salary comprises approximately 33%, annual incentive compensation approximately 17%, and long-term incentive compensation approximately 50% of the pay mix. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at the 50th percentile of the Peer Group for the executive population. Cash above this percentile will generally result from above-target performance in the annual incentive plan or a special bonus for extraordinary performance or for retention purposes. The value of long-term incentive compensation is also targeted at the 50th percentile of the Peer Group, resulting in a total compensation package at the median level.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each named executive officer is eligible for is governed by his or her employment agreement with us. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation — Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our chief executive officer and to each of the other four most highly-compensated executive officers. NETGEAR may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). NETGEAR has adopted a policy that, where reasonably practicable, NETGEAR will seek to qualify variable compensation paid to its executive officers for an exemption from the deductibility limitations of 162(m).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our former and current principal financial officer, and our three next most highly compensated executive officers for 2006 for services rendered in all capacities for the years indicated.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Patrick C.S. Lo, Chairman and CEO	2006	$522,981	$61,688	$39,690	$186,869	$190,312	$1,500	$1,003,040
Jonathan R. Mather, former Executive VP and Chief Financial Officer	2006	$312,409	$—	$—	$101,094	$97,562	$272,749	$783,814
Christine M. Gorjanc, Chief Accounting Officer	2006	$226,385	$7,418	$13,975	$—	$82,582	$1,500	$331,860
Charles T. Olson, Senior Vice President of Engineering	2006	$239,615	$—	$13,230	$280,970	$87,000	$27,306	$648,121
David S. Soares, Senior Vice President of Worldwide Sales and Support(6)	2006	$239,584	$—	$13,230	$122,826	$168,873	$68,312	$612,825
Michael F. Falcon, Senior Vice President of Operations	2006	$224,904	$8,437	$13,230	$220,831	$81,563	$1,500	$550,465

(1)	The amounts included in the “Bonus” column represent the discretionary cash bonuses earned in 2006. These discretionary cash bonuses were paid in March 2007.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2006 related to all outstanding non-option stock awards (restricted stock units), as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Please see the “Grants of Plan Based Awards Table” for more information regarding the stock awards we granted in 2006.

(3)	The amounts included in the “Option Awards” column represent the compensation cost we recognized in 2006 related to all outstanding option stock awards, as described in SFAS 123R. However, as required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Please see the “Grants of Plan Based Awards Table” for more information regarding the option awards we granted in 2006.

(4)	The amounts included in the “Non-Equity Incentive Plan Compensation” column for all officers other than Mr. Soares represent cash bonuses earned under our 2006 annual bonus plan. These bonuses were paid in March 2007. The amount included for Mr. Soares represent the payments made to him under his 2006 annual sales commission plan.

(5)	In 2006, each of the named executive officers except for Mr. Soares received a $1,500 matching contribution to our 401(k) plan on his or her behalf. In addition, Mr. Mather was given an allowance of $20,967 for housing and utilities expenses for an apartment in Santa Clara, $7,283 for airfare incurred primarily to commute to Santa Clara from his primary residence in Southern California, and tax payment gross-ups on these amounts of $21,749. Mr. Mather also earned $221,250 in severance, in accordance with his separation agreement dated

April 26, 2006. Payment of this severance will begin in June 2007 per the terms of the agreement. Mr. Olson received a housing allowance of $25,806. No tax payment gross-up was made for Mr. Olson. Mr. Soares received a housing allowance of $25,567, an employer matching contribution to a portable personal pension plan in the United Kingdom of $23,787 and a car and personal transportation allowance of $18,958. No tax payment gross-up was made for Mr. Soares.

(6)	Mr. Soares, as a United Kingdom based employee, is paid in Pounds Sterling. In calculating the dollar equivalent for disclosure purposes, the Company converts each payment into dollars based on the average annual exchange rate in fiscal 2006, 1.84295 dollars per Pound Sterling.

Grants of Plan-Based Awards

The following table provides certain information relating to stock awards granted to, and the range of payouts that were achievable for, each of our executive officers named in the summary compensation table above during the fiscal year ended December 31, 2006. All of the awards were granted under our 2003 Plan or 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee’s services to us cease. A description of our 2003 Plan and our 2006 Plan follows the table below. Cash awards under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our named executive officers. A description of the incentive plan can be found in “Compensation Discussion and Analysis — Incentive Compensation — Annual Incentive Plan.”

							All Other
						All Other	Option Awards:
						Stock Awards:	Number of	Exercise or	Grant Date
			Estimated Future Payouts Under			Number of	Securities	Base Price	Fair Value
			Non-Equity Incentive Plan Awards			Shares of	Underlying	of Option	of Stock
			Threshold	Target	Maximum	Stocks	Options	Awards	and Option
Name	Grant Date		($)	($)	($)	(#)	(#)	($/Sh)	Awards(6)
Patrick C.S. Lo	5/23/2006	(1)					100,000	$22.68	$1,281,389
	5/23/2006	(2)				12,000			$272,160
	1/1/2006	(3)	$—	$210,000	$525,000
Jonathan R. Mather(5)	02/08/02						112,042	$1.29	$6,398
	03/11/05						50,000	$15.35	$94,696
	1/1/2006	(3)	$—	$118,000	$295,000
Christine M. Gorjanc	10/23/2006	(2)				15,000			$335,400
	1/1/2006	(3)	$—	$99,000	$247,500
Charles T. Olson	5/23/2006	(1)					15,000	$22.68	$192,208
	5/23/2006	(2)				4,000			$90,720
	1/1/2006	(3)	$—	$96,000	$240,000
David S. Soares	5/23/2006	(1)					10,000	$22.68	$128,139
	5/23/2006	(2)				4,000			$90,720
	1/1/2006	(4)	$—	$159,722	no cap
Michael F. Falcon	5/23/2006	(1)					15,000	$22.68	$192,208
	5/23/2006	(2)				4,000			$90,720
	1/1/2006	(3)	$—	$90,000	$225,000

(1)	25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider on such dates.

(2)	These restricted stock unit awards will vest in four equal annual installments on the first four anniversaries of the grant date, subject to the recipient continuing to be a service provider on such dates. Upon vesting, each restricted stock unit will entitle the recipient to receive one share of common stock of the Company.

(3)	Payouts are pursuant to the terms of the Company’s 2006 annual bonus plan. The maximum payout that may be earned is dependent upon the Company’s level of operating income achieved during 2006. In addition, once the eligible payout is determined, 40% of such payout is then conditional upon the executive’s achievement of his or her individual annual objectives. As a result, the payout under the bonus plan may be $0.

(4)	This payout is pursuant to Mr. Soares’ annual sales commission plan.

(5)	Subject to the separation agreement signed with Mr. Mather on April 26, 2006, all of his vested and unexercised options were amended so that they are exercisable until December 31, 2007. This modification resulted in a charge equal to the incremental fair value after taking effect of the change in terms being taken as an expense in the second quarter of 2006.

(6)	Except for the amounts for Mr. Mather, these amounts represent the full grant date value calculated utilizing the provisions of SFAS 123R without regard to vesting. See Note 7 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. Regardless of the value placed on a stock option by SFAS 123R on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at the date in the future when the option is exercised.

2003 Stock Plan

The 2003 Plan was adopted in April 2003. The 2003 Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the 2003 Plan may be either incentive stock options or nonqualified stock options. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. The Company has reserved 750,000 shares of Common Stock plus any shares which were reserved but not issued under the 2000 Stock Option Plan (which was terminated as to new grants in May 2003) (the “2000 Plan”) as of the date of the approval of the 2003 Plan. The number of shares which were reserved but not issued under the 2000 Plan that were transferred to the Company’s 2003 Plan were 615,290, which when combined with the shares reserved for the Company’s 2003 Plan give a total of 1,365,290 shares reserved under the Company’s 2003 Plan as of the date of transfer. Any options cancelled under either the 2000 Plan or the 2003 Plan are returned to the pool available for grant. As of December 31, 2006, 143,209 shares were reserved for future grants under the Company’s 2003 Plan.

Options under the 2003 Plan may be granted for periods of up to ten years and at prices no less than the estimated fair value of the common stock on the date of grant as determined by the closing sales price for such stock as quoted on any established stock exchange or a national market system, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than the estimated fair value of the shares on the date of grant and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally vest over four years, with the first tranche vesting at the end of twelve months and the remaining shares underlying the option vesting monthly over the remaining three years. In fiscal 2005, certain options granted under the 2003 Plan immediately vested and were exercisable on the date of grant, and the shares underlying such options were subject to a resale restriction which expires at a rate of 25% per year.

2006 Long Term Incentive Plan

In April 2006, the Company adopted the 2006 Plan, which was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders on May 23, 2006. The 2006 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance awards and other stock awards, to eligible directors, employees and consultants of the Company. The Company has reserved 2,500,000 shares of Common Stock for issuance under the 2006 Plan. Any options cancelled under the 2006 Plan are returned to the pool available for grant. As of December 31, 2006, 1,458,710 shares were reserved for future grants under the 2006 Plan.

Options granted under the 2006 Plan may be either incentive stock options or nonqualified stock options. ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees, directors and consultants. Options may be granted for periods of up to ten years and at prices no less than the estimated fair value of the common stock on the date of grant as determined by the closing sales price for such stock as quoted on any established stock exchange or a national market system, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than the estimated fair value of the shares on the date of grant and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. Options granted under the 2006 Plan generally vest over four years, with the first tranche vesting at the end of twelve months and the remaining shares underlying the option vesting monthly over the remaining three years.

Stock appreciation rights may be granted under the 2006 Plan subject to the terms specified by the plan administrator, provided that the term of any such right may not exceed ten (10) years from the date of grant. The exercise price generally cannot be less than the fair market value of the Company’s common stock on the date the stock appreciation right is granted.

Restricted stock awards may be granted under the 2006 Plan subject to the terms specified by the plan administrator. The period over which any restricted award may fully vest is generally no less than three (3) years. Restricted stock awards are nonvested stock awards that may include grants of restricted stock or grants of restricted stock units. Restricted stock awards are independent of option grants and are generally subject to forfeiture if employment terminates prior to the release of the restrictions. During that period, ownership of the shares cannot be transferred. Restricted stock has the same voting rights as other common stock and is considered to be currently issued and outstanding. Restricted stock units do not have the voting rights of common stock, and the shares underlying the restricted stock units are not considered issued and outstanding. The Company expenses the cost of the restricted stock awards, which is determined to be the fair market value of the shares at the date of grant, ratably over the period during which the restrictions lapse.

Performance awards may be in the form of performance shares or performance units. A performance share means an award denominated in shares of Company common stock and a performance unit means an award denominated in units having a dollar value or other currency, as determined by the Committee. The plan administrator will determine the number of performance awards that will be granted and will establish the performance goals and other conditions for payment of such performance awards. The period of measuring the achievement of performance goals will be a minimum of twelve (12) months.

Other stock-based awards may be granted under the 2006 Plan subject to the terms specified by the plan administrator. Other stock-based awards may include dividend equivalents, restricted stock awards, or amounts which are equivalent to all or a portion of any federal, state, local, domestic or foreign taxes relating to an award, and may be payable in shares, cash, other securities or any other form of property as the plan administrator may determine.

In the event of a change in control of the Company, all awards under the 2006 Plan vest in full and all outstanding performance shares and performance units will be paid out upon transfer.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information relating to equity awards held by the executive officers named in the summary compensation table at December 31, 2006. All options and awards expire ten years after their grant date.

							Stock Awards
	Option Awards						Number of		Market Value
	Number of		Number of				Shares or		of Shares
	Securities		Securities				Units of		or Units
	Underlying		Underlying		Option		Stock That		of Stock
	Unexercised		Unexercised		Exercise	Option	Have Not		That Have
	Options (#)		Options (#)		Price	Expiration	Vested		Not Vested
Name	Exercisable		Unexercisable(3)		($)	Date	(#)		($)(12)
Patrick C.S. Lo	506,661				$4.51	4/5/2010	12,000	(10)	$315,000
	100,000	(1)			$15.35	3/11/2015
			100,000	(9)	$22.68	5/23/2016
Jonathan R. Mather	50,000				$1.29	2/8/2012
	50,000	(1)			$15.35	3/11/2015
Christine M. Gorjanc	50,000	(2)			$19.55	12/13/2015	15,000	(11)	$393,750
Charles T. Olson			2,554	(4)	$8.57	1/6/2013	4,000	(10)	$105,000
	7,083		2,917	(6)	$16.53	2/9/2014
	20,000	(1)			$15.35	3/11/2015
			15,000	(9)	$22.68	5/23/2016
David S. Soares	14,000				$8.57	10/24/2010	4,000	(10)	$105,000
	17,083		2,917	(5)	$11.00	7/11/2013
	14,166		5,834	(7)	$14.79	2/26/2014
	18,124		11,876	(8)	$9.26	7/23/2014
	35,000	(1)			$15.35	3/11/2015
			10,000	(9)	$22.68	5/23/2016
Michael F. Falcon	1,488				$6.00	11/4/2012	4,000	(10)	$105,000
	7,088		5,834	(6)	$16.53	2/9/2014
	15,000	(1)			$15.35	3/11/2015
			15,000	(9)	$22.68	5/23/2016

(1)	These options were granted on March 11, 2005, and were fully vested upon grant. Shares acquired upon exercise of these options bear a sales restriction preventing the sale or transfer of shares. These sales restrictions will be removed in four equal annual installments with the first installment being removed on March 11, 2006.

(2)	This option was granted on December 13, 2005, and was fully vested upon grant. Shares acquired upon exercise of this option bear a sales restriction preventing the sale or transfer of shares. These sales restrictions will be removed in four equal annual installments with the first installment being removed on November 16, 2006.

(3)	25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider on such dates.

(4)	This option was granted on January 6, 2003.

(5)	This option was granted on July 11, 2003.

(6)	These options were granted on February 9, 2004.

(7)	This option was granted on February 26, 2004.

(8)	This option was granted on July 23, 2004.

(9)	These options were granted on May 23, 2006.

(10)	These awards are restricted stock units and were granted on May 23, 2006. These awards will vest in four equal annual installments with the first installment vesting on May 23, 2007.

(11)	This award is a restricted stock unit and was granted on October 23, 2006. This award will vest in four equal annual installments with the first installment vesting on October 23, 2007.

(12)	Based on $26.25 per share, the closing sales price of the Company’s common stock on December 29, 2006, the last trading day of the fiscal year.

Option Exercises and Stock Vested in Last Year

The following table provides certain information relating to option exercises and stock vested by the executive officers named in the summary compensation table during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	(#)
Patrick C.S. Lo	93,000	$2,083,390	—	$—
Jonathan R. Mather	62,042	$1,588,275	—	$—
Christine M. Gorjanc	—	$—	—	$—
Charles T. Olson	38,346	$596,132	—	$—
David S. Soares	70,000	$1,558,537	—	$—
Michael F. Falcon	30,696	$410,732	—	$—

(1)	The value realized equals the difference between the option exercise price per share and the fair market value per share of Company common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any pension or nonqualified deferred compensation plans.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about our common stock that may be issued upon the exercise of options and rights granted to employees, consultants or members of our Board of Directors under all existing equity compensation plans, including the 2000 Plan (which was terminated as to new grants in May 2003), the 2003 Plan, the 2006 Plan, the 2006 Stand-Alone Stock Option Agreement and the 2003 Employee Stock Purchase Plan.

				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by securityholders	3,748,457	(1)	$13.99	1,911,861	(2)
Equity compensation plans not approved by securityholders	300,000	(3)	$19.16	—

Total	4,048,457		$14.37	1,911,861

(1)	Includes 2,707,167 shares outstanding under the 2003 Plan, 1,041,290 shares outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Includes 143,209 shares available for issuance under the 2003 Plan, 1,458,710 shares available for issuance under the 2006 Plan and 309,942 shares available for issuance under the 2003 Employee Stock Purchase Plan.

(3)	Consists of 300,000 shares outstanding under the 2006 Stand-Alone Stock Option Agreement.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with the following of our current named executive officers. Each agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

On December 3, 1999, we entered into an employment agreement with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control of NETGEAR, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

On January 6, 2003, we entered into an employment agreement with Charles T. Olson, our Senior Vice President of Engineering. This agreement provides that if within one year following a change of control of NETGEAR, the officer is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options. If the officer is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

On November 4, 2002, we entered into an employment agreement with Michael F. Falcon, our Senior Vice President of Operations. This agreement provides that if within one year following a change of control of NETGEAR, the officer is terminated without cause or resigns for good reason, he is entitled to receive one year acceleration of any unvested portion of his stock options. If the officer is terminated without cause, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

On November 16, 2005, we entered into an employment agreement with Christine M. Gorjanc, our Chief Accounting Officer. This agreement provides that if within one year following a change of control of NETGEAR, the officer is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of his or her stock options. If the officer is terminated without cause, she is entitled to receive severance payments at the officer’s final base salary rate for a period of 13 weeks and will continue to have her equity awards vest for three months after such termination.

On April 26, 2006, we entered into a separation agreement and release with Jonathan R. Mather, our former Executive Vice President and Chief Financial Officer. Pursuant to the terms of his separation agreement, he is entitled to receive 39 weeks of severance pay starting from his separation date of November 30, 2006, a pro-rated amount of his annual bonus under our 2006 bonus plan and will have the right to exercise his existing options until December 31, 2007. Mr. Mather has agreed to a one-year non-solicitation period regarding our employees. Payment of Mr. Mather’s severance pay totaling $221,250, as well as his pro-rated 2006 bonus of $97,562, will begin in June 2007 per the terms of the agreement.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company:

		Value Realized from
	Cash Severance	Equity Options and	Total
Name	($)	Awards ($)(1)	($)

Patrick C.S. Lo	$525,000	$220,063	$745,063
Christine M. Gorjanc	$61,875	$—	$61,875
Charles T. Olson	$120,000	$116,902	$236,902
David S. Soares	$—	$—	$—
Michael F. Falcon	$112,500	$96,047	$208,547

(1)	The value realized equals the difference between the option or award exercise price per share and $26.25 (the closing sales price of the Company’s common stock on December 29, 2006), multiplied by the number of shares that would vest under the terms of each employment agreement.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding options under the 2006 Plan vest immediately upon a change in control. Our named executive officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $672,000; Christine M. Gorjanc, $393,750; Charles T. Olson, $158,550; David S. Soares, $140,700; and Michael F. Falcon, $158,550. The value realized equals the difference between the option or award exercise price per share and $26.25 (the closing sales price of the Company’s common stock on December 29, 2006), multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason after a Change in Control of the Company

The following table summarizes the amount that each of our named executive officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, as a result of a change in control of the Company. The amounts shown in the table are in addition to any benefits already realized by that named executive officer as a result of the change in control event itself.

		Value Realized from
	Cash Severance	Equity Options and	Total
Name	($)	Awards ($)(1)	($)

Patrick C.S. Lo	$525,000	$—	$525,000
Christine M. Gorjanc	$—	$—	$—
Charles T. Olson	$—	$73,508	$73,508
David S. Soares	$—	$—	$—
Michael F. Falcon	$—	$48,600	$48,600

(1)	The value realized equals the difference between the option or award exercise price per share and $26.25 (the closing sales price of the Company’s common stock on December 29, 2006), multiplied by the number of shares that would vest under the terms of each employment agreement.

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Compensation Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON
JEF GRAHAM
GREGORY J. ROSSMANN
JULIE A. SHIMER

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of A. Timothy Godwin, Linwood A. Lacy, Jr. and George G. C. Parker, evaluates audit performance, manages relations with our independent auditors and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in February 2004, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee oversees NETGEAR’s financial reporting process on behalf of our Board of Directors. NETGEAR’s management has the primary responsibility for the financial statements and reporting process, including NETGEAR’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006. This review included a discussion of the quality and the acceptability of NETGEAR’s financial reporting and controls, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR’s independent auditors, who are responsible for expressing an opinion on the conformity of NETGEAR’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR’s financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1. The Audit Committee discussed with the independent auditors such auditors’ independence from management and NETGEAR, including the matters in such auditors’ written disclosures required by Independence Standards Board Statement No. 1.

The Audit Committee further discussed with NETGEAR’s independent auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of the independent auditors’ examinations and evaluations of NETGEAR’s internal controls, and the overall quality of NETGEAR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 1, 2007.

Respectfully submitted by:

THE AUDIT COMMITTEE

A. TIMOTHY GODWIN
LINWOOD A. LACY, JR.
GEORGE G. C. PARKER

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, except Mr. Patrick C.S. Lo filed one Form 4 reporting one transaction late.

RELATED PARTY TRANSACTIONS

We have entered into certain compensation and severance arrangements which are described under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to mark, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF NETGEAR, INC.:

PATRICK C.S. LO
RALPH E. FAISON
JEF GRAHAM
A. TIMOTHY GODWIN
LINWOOD A. LACY, JR.
GEORGE G. C. PARKER
GREGORY J. ROSSMANN
JULIE A. SHIMER

Dated: April 16, 2007

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NETGEAR, INC.
Proxy for Annual Meeting of Stockholders
The undersigned stockholder of NETGEAR, Inc., a Delaware corporation, hereby acknowledges receipt of the 2006 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of NETGEAR, Inc. to be held on May 15, 2007, at 10:00 a.m., local time, at the company’s principal executive offices located at 4500 Great America Parkway, Santa Clara, California 95054, and hereby appoints Patrick C.S. Lo and Christine M. Gorjanc, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at such meeting, and at any adjournment or adjournments thereof, and to vote all the shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below:
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES AND ATTORNEYS-IN-FACT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

		FOR all	WITHHOLD
1.	ELECTION OF DIRECTORS	nominees	AUTHORITY
		listed	to vote for
		below	all nominees
		(except	listed below
as marked
below)
01 02 03	Patrick C.S. Lo Ralph E. Faison A. Timothy Godwin	☐	☐
04	Jef Graham
05	Linwood A. Lacy, Jr.
06	George G.C. Parker
07	Gregory J. Rossmann
08	Julie A. Shimer
To withhold authority to vote for any nominee, strike a line through the name of such nominee.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP	FOR ☐	AGAINST ☐	ABSTAIN ☐
Either of such proxies and attorneys-in-fact, or their substitutes, as shall be present and shall act at said meeting or any adjournment or adjournments thereof shall have and may exercise all the powers of said proxies and attorneys-in-fact hereunder.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s).

Signature	Signature	Date

(This proxy should be marked, dated, signed by the stockholder(s) exactly as the name(s) appear on the stock certificate(s) and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.)

▲ Detach here from proxy voting card ▲